EXHIBIT 99.1
Parker Drilling President and CEO Robert L. Parker Jr. Elected Chairman, Board of Directors
Robert L. Parker Sr. Honored as Chairman Emeritus
Parker Drilling Company announced today that its Board of Directors has elected Parker Drilling president and chief executive officer Robert L. Parker Jr. as chairman-elect of the Board. Robert L. Parker Sr., who announced his intention to retire from the Board and as chairman effective April 28, 2006, was named chairman emeritus by the Board of Directors.
Robert L. Parker Sr. has served as chairman of the Board for 37 years. He joined Parker Drilling in 1947, and 10 years later purchased the Company from his father, Gifford C. Parker, the founder of the Company. Serving as president since 1954, Parker Sr. took the Company public in 1969 and was elected chairman and CEO, and since 1991 he has held only the position of chairman.
During his distinguished 60-year career, Parker Sr.’s leadership and vision played a major role in transforming the Company from a small U.S. land drilling contractor to one that has operated in 52 countries. In the mid-1960s the Company was one of the first contractors to build deep-drilling rigs in the U.S., and was a pioneer in the construction of helicopter rigs capable of operating in remote, jungle locations and the development of Arctic drilling techniques on the North Slope of Alaska.
Parker Drilling’s reach into international markets expanded rapidly in the 1980s and 1990s during Parker Sr.’s tenure as the Company became the first western drilling contractor to be awarded contracts in China (1980), Russia (1991) and Kazakhstan (1993). He has been the recipient of numerous industry recognitions and awards throughout his career, including the Gold Medal for Distinguished Achievement from the American Petroleum Institute in 1999 and the Waggener-Griffin Award from Spindletop International in 2001. Parker Sr. is also a Distinguished Alumnus of the University of Texas at Austin.
Acknowledging his valued contributions and six decades of service, Parker Drilling’s Board of Directors conferred the honorary designation of “Chairman Emeritus” on Parker Sr. He will remain active with the Company through a consulting agreement, serving Parker Drilling on further development of current projects on which he is working and remaining involved in marketing efforts utilizing extensive relationships developed during his tenure and serving as a goodwill ambassador for the Company.
“I wish to thank Bob for his decades of service to the Company and the Board,” said Dr. Robert M. Gates, President — Texas A & M University and lead independent director of the Board of Directors for Parker Drilling. “Through his leadership, Parker Drilling has consistently remained at the forefront of breakthrough drilling technologies, and is executing well on both its business and operational strategies.”
Robert L. Parker Jr., 57, who will continue to serve as president and CEO, has been a director of the Company since 1973, and CEO of Parker Drilling since 1991. He is also a member of the University of Texas Development Board — at Austin, the University of Texas Health Science Center at Houston Development Board, and the American Petroleum Institute’s Upstream Committee (API).
In 1996, under Parker Jr.’s leadership, Parker Drilling continued its growth as it doubled in size with the acquisitions of Mallard Drilling, a transition zone barge drilling contractor, and Quail Tools, a leading provider of rental tools for the drilling and workover markets. Later in Parker Jr.’s tenure, as exploration and development in extremely remote and difficult regions increased dramatically, Parker Drilling met these challenges head-on with some of the most revolutionary drilling rigs built to date. In 1999, the Company designed and constructed the Sunkar, the world’s first and only arctic-class drilling barge, and in 2002 designed and constructed the Yastreb, the largest and most powerful land rig built to date, for the Sakhalin-1 Consortium. Recently the Company also announced its first entry into the Saudi Arabian land drilling market.
“We are pleased to have Bobby accept the role as chairman,” said James W. Whalen, vice chairman of the Board of Directors. “We are confident that, with this additional leadership role, the outstanding vision and drive that has enabled the Company to deliver on its plans for strategic growth during his tenure as CEO and president will continue.”